                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
          For Annual Meeting for Fiscal Year Ending September 30, 1999

Filed by Registrant                              /x/
Filed by Party other than the Registrant         / /

Check the appropriate box:
  / /      Preliminary Proxy Statement
  / /      Confidential, for Use of the Commission Only(as permitted by Rule
             14-6(e)(2))
  / /      Definitive Proxy Statement
  /x/      Definitive Additional Materials
  / /      Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                            Harvard Industries, Inc.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
/x/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
             and 0-11.
  1) Title of each class of securities to which transaction applies:
  2)     Aggregate number of securities to which transaction applies:
  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(Set forth the amount on which the filing fee is calculated and state how it was determined):
  4)     Proposed maximum aggregate value of transaction:
  5)     Total fee paid:

 / /     Fee paid previously with preliminary materials

 / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)     Amount Previously Paid:
  2)     Form, Schedule or Registration Statement No.:
  3)     Filing Party:
  4)     Date Filed:

Fellow Shareholder:

Reinhold Meissner, thought by many to be the greatest mountain climber living today, was asked what his first thought was when reaching a summit. His reply?

"How to get down."

When I was recruited as chief operating officer in 1997, Harvard was in bankruptcy. Bankruptcy claims totaled $7.3 billion. Many operations were bleeding, some in fact hemorrhaging, with the workforce dispirited and lacking clear direction. Moreover, it was the Company's second reorganization in five years.

My thought?

"How do we get out? And, how do we get out with a clear vision and the team to successfully implement it?"

Now, Harvard is "out". With the reorganization in our rearview mirror, we have a clear vision of the future, an outstanding team to execute our plans, and have concluded a year of deeply gratifying accomplishment.

Let me note a few of them.

o We divested operations with 1998 sales of $372 million and negligible operating profit, for total proceeds of approximately $159 million. We used these proceeds to further enhance our balance sheet, eliminated debt, and repurchase 762,000 shares of our new common stock, about 7% of the shares outstanding.

o As our financial highlights show, Harvard had a remarkable turnaround in the recently concluded fiscal year. Most important, our increased cash flow was a big improvement over the prior year. With growing cash flow, some large and vital capital projects behind us (including our $17 million ERP installation) and a debt-free balance sheet, we are in an excellent position to pursue internal growth and explore promising acquisitions.

o Our intent is to build higher value based business. What does that mean? Utilizing our core technology and design capabilities to build complete products for the automotive and industrial markets. This product strategy will temper the cyclicality (and seasonality) associated with the automotive industry--and also earns the higher margins characteristic of industrial markets. Our recent contract with Outboard Marine Corporation gets us closer to our strategic objective of lessening our reliance on original equipment business. We will increasingly employ value-added product marketing strategies; seeking to de-couple price from cost by pursuing niche product and market opportunities through advantaging design and engineering skills.

o Being a world-class company requires world-class systems and infrastructure to empower our people to manage better. We have those tools now.

o It all comes down to people. We have been successfully recruiting outstanding managers to our new team. Many of us have worked together before; we share a legacy together. And now we're building a new one. It will be anchored in the same values--a bottom-line focus; continued margin enhancement; diversification of our markets and customers; accountability for each one of us; open communication and respect for the individual and for innovation; for in the end this is among the most important endowments of any pathfinding organization, which we aspire to be.

o Together these factors point to a very new and different culture at Harvard. What we're after--a business with a higher intrinsic value than our automotive peers, tempering cyclicality and improving profitability, and capital spreads.

How will we demonstrate that model? By leveraging our human, intellectual and financial capital.

o Hence, the need for the culture change, as I have described. We've established recognition programs--and have begun to systematically recognize our "heroes".

   We must improve our returns and capital "spreads"--the difference between what we pay for the capital in the business and when we earn on it. Our investors should focus on EBITDA, as we do, because GAAP earnings must reflect substantial non-cash charges, principally the amortization of intangibles.

o  Are we optimistic?  You bet.  For several reasons.
   - It's a great team. We've done it before, together. We each share two common attributes. We're team players with top-notch professional skills.
   - Our core operations, with the reorganization behind us, can now turn to growth and innovation. Their early success can be seen already.
   - Attractive acquisition candidates abound. We have the resources and discipline to consummate value-enhancing transactions and intend to do so.

Our optimism is why we repurchased our stock--and why senior management boosted their own stakes, buying shares in the open market.

We'll be working hard to close what we see to be a value gap between the market and intrinsic values of Harvard by building a higher intrinsically valued, more profitable company--one that means more to our customers and is an exciting place to work and prosper for our employees. To that end, we pledge our very best effort.

Sincerely,

/s/ Roger Pollazzi

Roger Pollazzi

Photo of Roger.